Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Churchill Tax-Free Fund of Kentucky (the "Fund") was held on April 24, 2001. The holders of shares representing 75% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1.     To elect Trustees.

	Number of Votes:

	Trustee	                   For	         Withheld
   	Lacy B. Herrmann	           15,531,787	    121,533
	Thomas A. Christopher	     15,597,509	     55,811
	Douglas Dean	           15,597,541	     55,779
	Diana P. Herrmann	           15,537,439	    115,881
	Carroll F. Knicely	     15,527,579	    125,741
	Theodore T. Mason	           15,596,267	     57,053
	Anne J. Mills	           15,598,244	     55,076
	William J. Nightingale 	     15,571,618	     81,702
	James R. Ramsey	           15,549,450	    103,870

2.     To ratify the selection of KPMG LLP as the Fund's independent auditors.

	Number of Votes:

	                           For	  Against    Abstain
	                        15,476,118	   70,327	 106,875